Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Annual Report on Form 10-K of Summit Healthcare REIT, Inc. of our report dated March 19, 2019 with respect to the combined financial statements of WPH Salem, LLC as of and for the years ended December 31, 2018 and 2017.

/s/ Aaron Bloom, C.P.A.

Aaron Bloom, C.P.A
Baltimore, Maryland

March 19, 2019